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                                                                      Exhibit 99
SS&C RELEASE

For Immediate Release         Contact:        Peg Berry, 860-286-2251
                                         Cindy Lawrence, 212-303-7611


               SS&C Completes Acquisition of Quantra Corporation
     Adds SKYLINE/(R)/, PRO-Ject/(R)/, MLMS, REMS and PSS to Product Suite


BLOOMFIELD, Conn., March 23, 1998 - SS&C Technologies, Inc. (Nasdaq: SSNC) announced today it has completed the previously announced acquisition of substantially all of the assets of Chicago-based Quantra Corporation from AEGON USA Realty Advisors, Inc. The purchase price consisted of 546,019 shares of SS&C common stock, cash of $3.5 million, and the assumption of certain liabilities of Quantra. The transaction will be accounted for as a purchase. Major Quantra offices are located in Chicago and Atlanta.

With this acquisition, SS&C owns a broad portfolio of leading real estate equity and debt investment management systems. Newly acquired products include:
Mortgage Loan Management Systems (MLMS), PRO-Ject/(R)/ for Windows, SKYLINE/(R)/, Real Estate Management System (REMS), and Portfolio Strategy System (PSS).

Commenting on the acquisition, SS&C's Chief Executive Officer, Bill Stone, said, "This acquisition enhances SS&C's ability to deliver a comprehensive suite of asset management solutions to the real estate investment market. The addition of brand-name loan and real estate equity products will strengthen SS&C's overall product
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offering, and position SS&C as the systems provider of choice for sophisticated real estate investors."

"SS&C intends to act quickly to consolidate operations in Chicago with our Shepro Group, and in Atlanta with our Atlanta Development Group. Moving forward, we plan to build on our reputation of investing in new products, delivering new releases incorporating increased functionality," Mr. Stone continued. "Further, we believe the talented people who join us as a result of this acquisition, including Cy Brinn, who will head up SS&C's Loan Management Business Unit, and Scott Tavolacci, who will work with SS&C's John Stone running the Real Estate Equity Business Unit, will reinforce SS&C's position as subject matter experts, bringing sophisticated solutions to the marketplace.

"The opportunity to merge the MLMS and FILMS products is exciting," said David
L. Blankenship, President of AEGON USA Realty Advisors, Inc., who will join SS&C's Board of Directors in conjunction with the acquisition. "The combination of the MLMS team in Atlanta and the FILMS team in Connecticut will be a powerful force in creating and delivering market-leading loan systems.

AEGON USA Realty Advisors, Inc. is an affiliate of AEGON USA, Inc., a U.S. holding company with subsidiaries marketing life and health insurance and investment and retirement products. AEGON NV, the parent company of AEGON USA, Inc. is one of the ten largest listed insurance organizations worldwide. AEGON's shares trade
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on the Amsterdam, Frankfurt, London, New York (NYSE: symbol AEG), Tokyo, and
Zurich stock exchanges.

With offices in the U.S., Canada, Europe and Asia, SS&C is a leading provider of financial software solutions, services, and expertise to asset managers worldwide. SS&C primarily targets its products and services to large-scale, sophisticated investment enterprises who use the trading, accounting, reporting, and analysis solutions to manage billions of dollars in assets. Full company information is located at http://www.ssctech.com.

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